Consent of Independent Registered Public Accounting Firm

The Board of Directors of American National Insurance Company of the American National Variable Life
Separate Account:

We consent to the use of our reports included, with respect to the consolidated financial statements of
American National Insurance Company and subsidaries as of December 31, 2006 and 2005 and related supplementary schedules, for each of the years in the three-year period ended December 31, 2006 and the financial statements and related financial highlights of American National Separate Accounts as of
December 31, 2006 for each of the periods indicated herein and to the reference to our firm under the heading "Experts" in the prospectus in connection with registration on Form N-6.

KPMG LLP

Houston, TX
April 27, 2007